Filed Pursuant to Rule 424(b)(5)
Registration No. 333-278843

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities, nor does it solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2024.

Preliminary prospectus supplement

(To prospectus dated April 19, 2024)

$200,000,000

Zai Lab Limited

American depositary shares, representing      ordinary shares

We are offering an aggregate of      American Depositary Shares (“ADSs”). Each ADS represents ten ordinary shares, par value $0.000006 per share, of Zai Lab Limited.

Our ADSs are listed on the Nasdaq Global Market under the symbol “ZLAB.” On November 12, 2024, the last reported sale price of the ADSs on the Nasdaq Global Market was $28.96 per ADS. Our ordinary shares are listed on the Main Board of The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”) pursuant to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (“HK Listing Rules”) under the stock code “9688”. On November 12, 2024, the last reported sale price of our ordinary shares on the Hong Kong Stock Exchange was HK$24.45 per ordinary share.

Investing in the ADSs involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement and in any documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $     PER ADS

PER ADS
Public offering price	$
Underwriting discount and commissions (1)	$
Proceeds to us (before expenses)	$

(1)	See the section entitled “Underwriting” in this prospectus supplement for a detailed description of compensation payable to the underwriters.

The underwriters have an option to purchase up to an aggregate of      additional ADSs from us at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement. See “Underwriting” beginning on page S-12.

The underwriters expect to deliver the ADSs against payment to the purchasers on or about     , 2024, on a “T+2” basis. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ADSs on any date prior to the business day before delivery thereof will be required, by virtue of the fact that the ADSs will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the ADSs who wish to trade the ADSs prior to their delivery should consult their own advisors.

Goldman Sachs (Asia) L.L.C.	Jefferies	Leerink Partners

The date of this prospectus supplement is     , 2024.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus we file with the United States Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. We are not, and the underwriters are not, making an offer of the ADSs in any jurisdiction where such offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the underwriters to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ADSs on any date prior to the business day before delivery thereof will be required, by virtue of the fact that the ADSs offered herein will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the ADSs who wish to trade the ADSs prior to their delivery should consult their own advisors.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration process, from time to time, we may offer and sell any combination of the securities described in the accompanying prospectus in one or more offerings. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of ADSs, and supplements information contained in the accompanying prospectus and certain documents incorporated by reference into the accompanying prospectus. The second part consists of the accompanying prospectus dated April 19, 2024 and included in the registration statement on Form S-3 filed with the SEC on April 19, 2024, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not be applicable to this offering.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any previously filed document incorporated by reference into this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

You should carefully read the accompanying prospectus, this prospectus supplement, the documents incorporated by reference in the accompanying prospectus and this prospectus supplement, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision, together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the investment in the ADSs. Neither we nor any underwriter (nor any of our or their affiliates) are making any representation to you regarding the legality of an investment in the ADSs by you under applicable investment or similar laws.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:

•	“Company,” “Zai Lab,” “we,” “us” and “our” refer to Zai Lab Limited, a holding company, and its subsidiaries, on a consolidated basis;

•	“Greater China” refers to mainland China, Hong Kong, Taiwan and Macau, collectively;

•	“shares” or “ordinary shares” refers to our ordinary shares, par value $0.000006 per share;

•	“ADSs” refers to the American Depositary Shares, each of which represents ten ordinary shares;

•	our “Form 10-K” refers to our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 27, 2024; and

•	“$” refers to U.S. dollars.

S-ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain certain forward-looking statements that involve risks and uncertainties. These forward-looking statements include, without limitation, statements relating to the proposed offering of our ADSs and use of proceeds therefrom; our strategy and plans; potential of and expectations for our business, commercial products, and pipeline programs; the market for our commercial and pipeline products; capital allocation and investment strategy; clinical development programs and related clinical trials; clinical trial data, data readouts, and presentations; risks and uncertainties associated with drug development and commercialization; regulatory discussions, submissions, filings, and approvals and the timing thereof; the potential benefits, safety, and efficacy of our products and product candidates and those of our collaboration partners; the anticipated benefits and potential of investments, collaborations, and business development activities; our profitability and timeline to profitability; and our future financial and operating results. All statements, other than statements of historical fact, included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are forward-looking statements and can be identified by words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these terms or similar expressions. Such statements constitute forward-looking statements within the meaning of United States federal securities laws. You should read these statements carefully because they discuss future expectations, contain projections of future results of operations or financial condition, or state other “forward-looking” information, that are not statements of historical facts or guarantees or assurances of future performance. These forward-looking statements relate to our future plans, objectives, expectations, intentions, and financial performance and the assumptions that underlie these statements. These forward-looking statements are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein, including the risks outlined under the heading “Risk Factors” in our Form 10-K, as supplemented by the risks outlined in our Current Report on Form 8-K filed with the SEC on November 13, 2024, which include, but are not limited to, the following:

•	Our ability to successfully commercialize and generate revenue from our approved products;

•	Our ability to obtain funding for our operations and business initiatives;

•	The results of our clinical and pre-clinical development of our product candidates;

•	The content and timing of decisions made by the relevant regulatory authorities regarding regulatory approvals of our product candidates;

•	Changes in United States and China trade policies and relations, as well as relations with other countries, and/or changes in regulations and/or sanctions;

•	Actions the Chinese government may take to intervene in or influence our operations;

•	Economic, political and social conditions in mainland China, as well as governmental policies;

•

Uncertainties in the Chinese legal system, including with respect to the anti-corruption enforcement efforts in China and the Counter-Espionage Law, the Data Security Law, the Cyber Security Law, the Cybersecurity Review Measures, the Personal Information Protection Law, the Regulation on the Administration of Human Genetic Resources, the Biosecurity Law, the Measures on Security Assessment of Cross-Border Data Transfer, and other future laws and regulations or amendments to such laws and regulations;

•

Approval, filing, or procedural requirements imposed by the China Securities Regulatory Commission or other Chinese regulatory authorities in connection with issuing securities to foreign investors under Chinese law;

•	Any violation or liability under the U.S. Foreign Corrupt Practices Act or Chinese anti-corruption laws;

S-iii

•	Restrictions on currency exchange;

•	Limitations on the ability of our Chinese subsidiaries to make payments to us;

•	Chinese requirements on the ability of residents in mainland China to establish offshore special purpose companies by residents in mainland China;

•	Chinese regulations regarding acquisitions of companies based in mainland China by foreign investors;

•

Any issues that our Chinese manufacturing facilities may have with operating in conformity with established Good Manufacturing Practices and international best practices, and with passing U.S. Food and Drug Administration, China National Medical Products Administration (“NMPA”), and European Medicines Agency inspections;

•	Expiration of, or changes to, financial incentives or discretionary policies granted by local governments in mainland China;

•	Restrictions or limitations on the ability of overseas regulators to conduct investigations or collect evidence within mainland China;

•

Business disruptions caused by pandemics such as COVID-19, international war or conflict such as the Russia/Ukraine and Israel/Hamas wars, natural disasters, extreme weather events, and other significant disruptions outside of our control;

•	Unfavorable tax consequences to us and our non-Chinese shareholders or ADS holders if we were to be classified as a Chinese resident enterprise for Chinese income tax purposes;

•

Failure to comply with applicable Chinese, U.S. and Hong Kong regulations that could lead to government investigations, enforcement actions, fines, other legal or administrative sanctions, and/or harm to our business or reputation;

•	Review by the U.S. Committee on Foreign Investment in our investments or other delays or obstacles for closing transactions;

•	Any inability to renew our current leases on desirable terms or otherwise locate desirable alternatives for our leased properties;

•	Any inability of third parties on whom we rely to conduct our pre-clinical and clinical trials to successfully carry out their contractual duties or meet expected deadlines; and

•	Any inability to obtain or maintain sufficient patent protection for our products and product candidates.

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference. Forward-looking statements are based on our management’s beliefs and assumptions and information currently available to our management. These statements, like all statements in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference, speak only as of their date. We anticipate that subsequent events and developments will cause our expectations and assumptions to change, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information more fully described elsewhere in this prospectus supplement and within the materials incorporated by reference herein. Because it is a summary, it does not contain all the information that you should consider before buying the securities offered by this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference in their entirety, including the “Risk Factors” section in this prospectus supplement, the risks outlined under the heading “Risk Factors” in our Form 10-K, as supplemented by the risks outlined in our current report on Form 8-K filed with the SEC on November 13, 2024, and our consolidated financial statements and the related notes, all of which are incorporated by reference into this prospectus supplement, before deciding to invest in the securities. This prospectus supplement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors. See “Cautionary Statement Concerning Forward-Looking Statements” for more information relating to these factors.

Our Company

Overview

We are a patient-focused, innovative, commercial-stage, global biopharmaceutical company with a substantial presence in both Greater China and the United States. We are focused on discovering, developing, and commercializing products that address medical conditions with significant unmet needs in the areas of oncology, immunology, neuroscience, and infectious disease. We intend to leverage our competencies and resources to positively impact human health in Greater China and worldwide. To that end, our experienced team has secured partnerships with leading global biopharmaceutical companies to generate a broad pipeline, including multiple commercial products and multiple programs in late-stage clinical development. We have also built an in-house R&D team with strong product discovery and translational research capabilities, and we are establishing a pipeline of proprietary product candidates with global rights.

Our Mission and Corporate Strategic Goals

Our mission is to be a leading global biopharmaceutical company focused on discovering, developing, and commercializing innovative therapies that improve the lives of patients.

To execute on that mission, we have developed a corporate strategy with the following three pillars to help us drive innovation in China and beyond:

•	Accelerate Medicines to Patients: We seek to advance our product pipeline by continuing to invest in research and development, including internal discovery activities;

•	Expand Our Pipeline: We seek to continue to expand and strengthen our differentiated product pipeline through synergistic regional and global collaborations and corporate development activities; and

•

Continue Our Commercial Excellence and Execution: We seek to continue delivering strong financial performance, including by increasing access to our existing commercial products and driving further increases in our efficiency and productivity as we continue preparations to launch multiple new products in the next two to three years. Through our efforts, we seek to achieve overall corporate profitability by the end of 2025.

We also seek to build and maintain the trust of our stakeholders, including through our ESG Trust for Life strategy, which includes three commitments: improve human health, create better outcomes, and act right now with ethical business practices and strong corporate governance. As part of our corporate strategy, and the actions taken in support of our corporate goals, we will continue to develop and integrate our ESG Trust for Life strategy into our business and operations.

Our Commercial Products

We currently have five commercial products—ZEJULA, OPTUNE, QINLOCK, NUZYRA, and VYVGART—that have received marketing approval and that we have commercially launched in one or more territories in Greater China. OPTUNE refers to Tumor Treating Fields devices marketed under various brand names, including OPTUNE GIO for glioblastoma multiforme.

The following table provides an overview of our partners and the approved indications and current geographic markets for our commercial products:

PRODUCT	OUR APPROVED INDICATIONS	OUR CURRENT MARKETS	PARTNER

	Generalized myesthenia gravis (“gMG”)	Mainland China

	1st line and 2nd line ovarian cancer maintenance treatment Platinum sensitive relapsed ovarian cancer maintenance treatment	Mainland China, Hong Kong, and Macau

	Community-acquired bacterial pneumonia Acute bacterial skin and skin structure infections	Mainland China

	4th line gastrointestinal stromal tumors	Mainland China, Hong Kong, Macau, and Taiwan

	Newly diagnosed and recurrent glioblastoma multiforme	Mainland China, Hong Kong, Macau, and Taiwan

We have had strong topline growth in 2024. Net product revenue was $289.1 million for the nine months ended September 30, 2024, an increase of 44% compared to the prior year period, primarily driven by increased sales for VYVGART since its launch in September 2023 and listing on China’s National Reimbursement Drug List (“NRDL”) in January 2024 for the treatment of adult patients with gMG who are anti-acetylcholine receptor antibody positive. Net product revenue growth was also supported by increased sales for ZEJULA and NUZYRA. ZEJULA continued to be the leading PARP inhibitor in hospital sales for ovarian cancer in mainland China, and the growth in NUZYRA sales was supported by the inclusion in the NRDL for its intravenous formulation for the treatment of adult patients with community-acquired bacterial pneumonia and acute bacterial skin and skin structure infections in the first fiscal quarter of 2023 and for its oral formulation for these indications in the first fiscal quarter of 2024.

Our Product Pipeline

We have a deep and differentiated pipeline of potential first-in-class / best-in-class products across our therapeutic areas of oncology, immunology, neuroscience, and infectious disease. Our pipeline includes both in-licensed assets as well as assets that we have internally developed. Our product candidates are in various stages of development, including several assets in late-stage development and various others in clinical and pre-clinical development.

•

NMPA Approved and Preparing for Launch: We have three products that have received marketing approval and are moving toward commercial launch for the approved indications: VYVGART Hytrulo (the subcutaneous formulation of efgartigimod) for gMG, XACDURO (sulbactam-durlobactam or SUL-DUR) for the treatment of adult patients with hospital-acquired bacterial pneumonia and ventilator-associated bacterial pneumonia caused by susceptible isolates of Acinetobacter baumannii-calcoaceticus complex, and AUGTYRO (repotrectinib) for locally advanced or metastatic ROS1-positive non-small cell lung cancer. We also have multiple programs in late-stage product development and a number of ongoing pivotal trials across our portfolio.

•

Key Late-Stage Regional Assets: We believe that we are making strong progress with respect to key late-stage programs, including KarXT (xanomeline and trospium chloride) in schizophrenia, bemaritizumab in gastric cancer, and TIVDAK (tisotumab vedotin) in cervical cancer. In addition, we believe that our VYVGART program has tremendous potential, and we are evaluating a variety of additional indications with our partner argenx.

•

Expanding and Advancing Global Pipeline: We are also focused on building a global pipeline of innovative products through our internal discovery efforts and business development activities. This innovative pipeline includes ZL-1310, a potential best-in-class DLL3-targeted ADC for second-line extensive-stage small cell lung cancer, ZL-6301, a next generation ADC targeting ROR1 for the treatment of certain solid tumors, and our internally developed IL-13/IL-31 bispecific antibody for atopic dermatitis and other immunologic diseases. We are also working to develop two additional product candidates to treat solid tumors, ZL-2210 and ZL-6201, each of which are in preclinical stages. ZL-2210 targets the DNA damage response pathway. ZL-6201 is an antibody-drug conjugate platform. They are both investigational drugs and have not been proven to be safe or effective.

Corporate Information

Our principal executive offices are located at 4560 Jinke Road, Bldg. 1, Fourth Floor, Pudong, Shanghai, China 201210; 314 Main Street, 4th Floor, Suite 100, Cambridge, MA, USA; and 510 King’s Road, Room 2301, 23rd Floor, Island Place Tower, North Point, Hong Kong, PRC. Our telephone numbers at those addresses are +86 21 6163 2588 and +1 857 706 2604, respectively. The address of our registered office in the Cayman Islands is Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

THE OFFERING

The summary below describes the principal terms of this offering. It does not contain all of the information that is important to you. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully before making an investment decision.

Offering price	$ per ADS.

ADSs offered by us	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).

Ordinary shares outstanding immediately after this offering	ordinary shares.

Nasdaq symbol for ADSs	ZLAB

Hong Kong Stock Exchange Code for ordinary shares	9688

The ADSs	Each ADS represents ten ordinary shares, par value $0.000006 per share. The ADSs may be evidenced by American Depositary Receipts (“ADRs”).

The depositary or its custodian, or a nominee of either, will hold the ordinary shares underlying your ADSs, and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and the holders and beneficial owners of ADSs.

If we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses and applicable taxes.

You may turn in your ADSs to the depositary for cancellation and receipt of the corresponding ordinary shares. The depositary will charge you fees for the cancellation of ADSs and delivery of the corresponding ordinary shares.

We may amend or terminate the deposit agreement without your consent. If an amendment becomes effective and you continue to hold your ADSs, you will be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read “Description of American Depositary Shares” in the accompanying prospectus. You should also read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus forms a part.

Ordinary shares	For a description of ordinary shares, see “Description of Share Capital” in the accompanying prospectus.

Application will be made to the Hong Kong Stock Exchange for the listing of the underlying ordinary shares represented by the ADSs we are offering.

Option to purchase additional ADSs	We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an aggregate of additional ADSs, which purchase will be settled only in ADSs.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or $ million if the underwriters exercise their option to purchase additional ADSs in full), after deducting estimated underwriting commissions and fees and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds” for additional information.

Lock-up	We and our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any ADSs, ordinary shares or securities convertible into or exercisable or exchangeable for the ADSs or ordinary shares for a period of 90 days following the date of this prospectus supplement. See “Underwriting” for more information.

Risk factors	See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Depositary for the ADSs	Citibank, N.A.

Custodian for the ordinary shares represented by ADSs	Citibank, N.A.—Hong Kong.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor on or about , 2024, on a “T+2” basis. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ADSs on any date prior to the business day before delivery thereof will be required, by virtue of the fact that the ADSs offered hereby will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the ADSs who wish to trade the ADSs prior to their delivery should consult their own advisors.

The number of ordinary shares outstanding after this offering is based on 996,087,670 ordinary shares outstanding as of September 30, 2024, but excludes:

•

27,540,460 ordinary shares issuable upon the exercise of options outstanding as of September 30, 2024 pursuant to the 2015 Omnibus Equity Incentive Plan (the “2015 Plan”) at a weighted average exercise price of $0.12 per share;

•

34,412,950 ordinary shares issuable upon the exercise of options outstanding as of September 30, 2024 pursuant to the 2017 Equity Incentive Plan (the “2017 Plan”) at a weighted average exercise price of $5.08 per share;

•	10,467,430 ordinary shares issuable upon vesting of non-vested restricted shares as of September 30, 2024 pursuant to the 2017 Plan;

•

43,227,460 ordinary shares issuable upon the exercise of options outstanding as of September 30, 2024 pursuant to the 2022 Equity Incentive Plan (the “2022 Plan”) at a weighted average exercise price of $2.66 per share;

•	19,812,200 ordinary shares issuable upon vesting of non-vested restricted shares as of September 30, 2024 pursuant to the 2022 Plan;

•

8,080 ordinary shares issuable upon the exercise of options outstanding as of September 30, 2024 pursuant to the 2024 Equity Incentive Plan (the “2024 Plan”) at a weighted average exercise price of $1.85 per share;

•	2,595,460 ordinary shares issuable upon vesting of non-vested restricted shares as of September 30, 2024 pursuant to the 2024 Plan; and

•	96,605,203 ordinary shares reserved for future issuance under the 2024 Plan.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase a maximum of      additional ADSs from us in this offering at the public offering price, less the underwriting discounts and commissions.

RISK FACTORS

An investment in the ADSs involves significant risks. You should consider carefully all of the information in this prospectus supplement and the accompanying prospectus, including the risks outlined under the heading “Risk Factors” in our Form 10-K, as supplemented by the risks outlined in our Current Report on Form 8-K filed with the SEC on November 13, 2024, which is incorporated by reference herein, and the other documents incorporated by reference herein and therein, and the risks and uncertainties described below, before making an investment in the ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs and/or ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to This Offering

We have broad discretion to determine how to use the net proceeds from this offering and may use them in ways that may not enhance our results of operations or the price of the ADSs and/or ordinary shares.

Although we currently intend to use the net proceeds from this offering in the manner described in the section titled “Use of Proceeds” in this prospectus supplement, our management will have broad discretion over the use of net proceeds from this offering, and we could spend the net proceeds from this offering in ways the holders of our ADSs and/or ordinary shares may not agree with or that do not yield a favorable return. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our use of these proceeds may differ substantially from our current plans. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. You will not have the opportunity, as part of your investment decision, to assess whether the net proceeds from this offering are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering.

As the public offering price is higher than our net tangible book value per ADSs, you will incur immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of $     per ADS (assuming no exercise of outstanding options to acquire ordinary shares and no exercise of the underwriters’ option to purchase additional ADSs), representing the difference between our as adjusted net tangible book value per ordinary share as of September 30, 2024, after giving effect to this offering, and the assumed public offering price of $     per ADS (which is also the equivalent thereof per 10 ordinary shares). In addition, you will experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options. All of the ordinary shares issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the public offering price per ADS in this offering.

You should read the entire document carefully, and we strongly caution you not to place any reliance on any information contained in press articles or other media regarding us.

Subsequent to the date of this prospectus supplement but prior to the completion of this offering, there may be press and media coverage regarding us and this offering, which may contain, among other things, certain financial information, projections, valuations and other forward-looking information about us and this offering. We have not authorized the disclosure of any such information in the press or media and do not accept responsibility for the accuracy or completeness of such press articles or other media coverage. We make no representation as to the appropriateness, accuracy, completeness, or reliability of any of the projections, valuations or other forward-looking information about us. We expressly disclaim responsibility for any such information. Accordingly, prospective investors are cautioned to make their investment decisions on the basis of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus only and should not rely on any other information.

An active trading market for our ordinary shares on the Hong Kong Stock Exchange might not be sustained and trading prices of our ordinary shares might fluctuate significantly.

We cannot assure you that an active trading market for our ordinary shares on the Hong Kong Stock Exchange will be sustained. The trading price or liquidity for our ADSs on Nasdaq might not be indicative of those of our ordinary shares on the Hong Kong Stock Exchange. If an active trading market of our ordinary shares on the Hong Kong Stock Exchange does not develop or is not sustained, the market price and liquidity of our ordinary shares could be materially and adversely affected.

The Hong Kong Stock Exchange collaborated with Shanghai Stock Exchanges and Shenzhen Stock Exchanges in 2014 and 2016 respectively to create an inter-exchange trading mechanism called Stock Connect that allows international and mainland Chinese investors to trade eligible equity securities listed in each other’s markets through the trading and clearing facilities of their home exchange. Stock Connect currently covers over 3,000 equity securities trading in the Hong Kong, Shanghai and Shenzhen markets. Stock Connect allows mainland Chinese investors to trade directly in eligible equity securities listed on the Hong Kong Stock Exchange, known as Southbound Trading; without Stock Connect, mainland Chinese investors would not otherwise have a direct and established means of engaging in Southbound Trading. The ineligibility or any delay of our ordinary shares for trading through Stock Connect will affect mainland Chinese investors’ ability to trade our ordinary shares and therefore may limit the liquidity of the trading of our ordinary shares on the Hong Kong Stock Exchange.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of      ADSs offered by us in this offering will be approximately $     million, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase      additional ADSs is exercised in full, we estimate that our net proceeds from this offering will be approximately $     million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which we could change in our discretion in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the results of the pre-clinical and clinical trials of our drug candidates, our operating costs and expenditures and the amount of cash generated by our operations. As a result, our management will have broad discretion over the use of the net proceeds from this offering.

Pending these uses, we intend to invest the net proceeds in investment-grade, short-term fixed income instruments.

DILUTION

If you invest in our ADSs, your investment will be diluted for each ADS you purchase to the extent of the difference between the public offering price per ADS and the ADS equivalent (which reflects the 10-to-one share-to-ADS ratio) of our net tangible book value per ordinary share immediately after this offering. Dilution results from the fact that the public offering price per ADS is in excess of the book value per ordinary share, attributable to the existing shareholders for our presently outstanding ADSs or ordinary shares.

As of September 30, 2024, we had a net tangible book value of $616 million, or $0.62 per ordinary share (equivalent to $6.18 per ADS). We calculate net tangible book value per ordinary share by dividing our total tangible assets less our total liabilities by the number of our ordinary shares outstanding. Dilution is determined by subtracting the as adjusted net tangible book value per ordinary share from the public offering price per ordinary share. Without taking into account any other changes in such net tangible book value after September 30, 2024, after giving effect to the receipt of the estimated net proceeds from our sale of       ADSs in this offering and the application of the estimated net proceeds therefrom as described under “Use of Proceeds,” our as adjusted net tangible book value at September 30, 2024 would have been approximately $     , or $    per ordinary share and $    per ADS. This represents an immediate increase in net tangible book value of $    per ordinary share and $    per ADS to existing shareholders and an immediate dilution in net tangible book value of $    per ordinary share and $    per ADS to you. The following table illustrates this dilution on a per ordinary share and per ADS basis.

	PER ORDINARY SHARE		PER ADS
Assumed public offering price (without the underwriters exercising their option to purchase ADSs in full)	$		$
Net tangible book value as of September 30, 2024		0.62		6.18
Increase in net tangible book value after this offering

As adjusted net tangible book value after this offering
Dilution to new investors in this offering	$		$

If the underwriters exercise their option to purchase      additional ADSs in full (which represents a total price to public of $     ), the as adjusted net tangible book value would be $    per ordinary share and $    per ADS, and the dilution in as adjusted net tangible book value to investors in this offering would be $    per ordinary shares and $    per ADS.

The above discussion and tables are based on 996,087,670 ordinary shares issued and outstanding as of September 30, 2024 and excludes:

•

27,540,460 ordinary shares issuable upon the exercise of options outstanding as of September 30, 2024 pursuant to the 2015 Omnibus Equity Incentive Plan (the “2015 Plan”) at a weighted average exercise price of $0.12 per share;

•

34,412,950 ordinary shares issuable upon the exercise of options outstanding as of September 30, 2024 pursuant to the 2017 Equity Incentive Plan (the “2017 Plan”) at a weighted average exercise price of $5.08 per share;

•	10,467,430 ordinary shares issuable upon vesting of non-vested restricted shares as of September 30, 2024 pursuant to the 2017 Plan;

•

43,227,460 ordinary shares issuable upon the exercise of options outstanding as of September 30, 2024 pursuant to the 2022 Equity Incentive Plan (the “2022 Plan”) at a weighted average exercise price of $2.66 per share;

•	19,812,200 ordinary shares issuable upon vesting of non-vested restricted shares as of September 30, 2024 pursuant to the 2022 Plan;

•

8,080 ordinary shares issuable upon the exercise of options outstanding as of September 30, 2024 pursuant to the 2024 Equity Incentive Plan (the “2024 Plan”) at a weighted average exercise price of $1.85 per share;

•	2,595,460 ordinary shares issuable upon vesting of non-vested restricted shares as of September 30, 2024 pursuant to the 2024 Plan; and

•	96,605,203 ordinary shares reserved for future issuance under the 2024 Plan.

To the extent that outstanding options and warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated     , 2024, between us and Goldman Sachs (Asia) L.L.C., Jefferies LLC and Leerink Partners LLC, as the representatives of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of ADSs shown opposite its name below:

UNDERWRITER	NUMBER OF ADSS
Goldman Sachs (Asia) L.L.C.	$
Jefferies LLC
Leerink Partners LLC

Total	$

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the ADSs if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the ADSs as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the ADSs, that you will be able to sell any of the ADSs held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC.

Commission and Expenses

The underwriters have advised us that they propose to offer the ADSs to the public at the public offering price per ADS set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $   per ADS. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the initial public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

	PER ADS		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL ADSS	WITH OPTION TO PURCHASE ADDITIONAL ADSS	WITHOUT OPTION TO PURCHASE ADDITIONAL ADSS	WITH OPTION TO PURCHASE ADDITIONAL ADSS
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $   .

Listing

Our ADSs are listed on The Nasdaq Global Market under the trading symbol “ZLAB”. Our ordinary shares are listed on the Main Board of The Stock Exchange of Hong Kong Limited under the stock code “9688.”

Option to Purchase Additional ADSs

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of    ADSs from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional ADSs proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares or publicly disclose the intention to make any offer, sale, pledge, disposition or filing (other than, for the avoidance of doubt, the ADSs to be sold in this offering), or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ADSs or ordinary shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of ADSs, ordinary shares, or such other securities, in cash or otherwise), in each case without the prior written consent of Goldman Sachs (Asia) L.L.C. and Jefferies LLC, for a period of 90 days after the date of this prospectus supplement, other than (i) the ADSs to be sold hereunder, (ii) any ordinary shares or ADSs issued upon the exercise of options and other awards granted under our equity incentive plans, (iii) any options and other awards granted under our equity incentive plans, (iv) the issuance of securities convertible into or exercisable or exchangeable for ordinary shares in connection with the hiring of new employees; provided that such securities cannot be so converted, exercised or exchanged within the 90-day restricted period, (v) any ordinary shares issued pursuant to the conversion or exchange of convertible or exchangeable securities, including preferred shares and warrants, as described in the registration statement of which this prospectus supplement forms a part, (vi) the filing of any registration statement on Form S-8 relating to any benefit plans or arrangements disclosed in the registration statement of which this prospectus supplement forms a part and the issuance of securities registered pursuant thereto, or (vii) any ordinary shares or securities exercisable for, convertible into or exchangeable for ordinary shares in connection with any acquisition, collaboration, licensing or other joint venture or strategic transaction or any debt financing transaction involving the Company; provided that, in the case of clauses (ii), (iii), (v) and (vii), (x) such issuances shall not in the aggregate be greater than 10% of the total outstanding ordinary shares immediately following the completion of this offering of ADSs which, for the avoidance of doubt, includes the underlying ordinary shares to be issued by the Company in connection with this offering, and (y) the recipients of such shares agree to be bound by a lockup letter in the form executed by our directors and executive officers.

Our executive officers and directors have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement (the “Restricted Period”), may not, without the prior written consent of Goldman Sachs (Asia) L.L.C. and Jefferies LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ADSs or ordinary shares or any securities convertible into or exercisable or exchangeable for our ADSs or ordinary shares (including, without limitation, ADSs or ordinary shares or such other securities which may be deemed to be beneficially owned by such lock-up party in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition; (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ADSs or ordinary shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs or ordinary shares or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any ADSs or ordinary shares or any security convertible into or exercisable or exchangeable for our ADSs or ordinary shares.

The restrictions described in the immediately preceding paragraph do not apply to, among other items:

•	transfers of ADSs or ordinary shares or such other securities as a bona fide gift or gifts or by testate succession or intestate distribution;

•	transfers of ADSs or ordinary shares acquired in the open market;

•

the exercise of stock options or other similar awards granted pursuant to our equity incentive plans, as described herein; provided that the terms of the lock-up agreement shall apply to any ADSs or ordinary shares issued upon such exercise;

•

any ordinary shares or such other securities that are used for the primary purpose of satisfying any tax or other governmental withholding obligation, through cashless surrender or otherwise, with respect to any award or equity-based compensation granted pursuant to our equity incentive plans, as described herein, or in connection with tax or other obligations as a result of testate succession or intestate distribution;

•	transfers to immediate family member or members, or to a trust, the direct or indirect beneficiaries of which are a lock-up party and/or a member or members of his or her immediate family;

•

transfers of ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares to us pursuant to any contractual arrangement that provides for the repurchase of the lock-up party’s ordinary shares or such other securities by us or in connection with the termination of the lock-up party’s employment with us or the lock-up party’s failure to meet certain conditions set out upon receipt of such ordinary shares or other such securities;

•

subject to certain limitations, distributions of ADSs, ordinary shares or such other securities to members or shareholders of the undersigned or to any corporation, partnership or other person or entity that is a direct or indirect affiliate of the lock-up party;

•

any transfers, sales, tenders or other dispositions of ADSs or ordinary shares or any security convertible into or exercisable or exchangeable for ADSs or ordinary shares pursuant to a bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction made to or involving all holders of ADSs or ordinary shares or such other securities pursuant to which one hundred percent (100%) of our ownership is transferred to such third party (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which the lock-up party may agree to transfer, sell, tender or otherwise dispose of ADSs or ordinary shares or other such securities in connection with such transaction, or vote any ADSs or ordinary shares or other such securities in favor of any such transaction); provided that such tender offer merger, amalgamation, consolidation or other similar transaction is completed; and

•

in relation to our executive officers and directors only, any sales made pursuant to a trading plan adopted pursuant to Rule 10b5-1 of the Exchange Act prior to the date of this prospectus supplement, provided that any filing under Section 16(a) of the Exchange Act that is made in connection with any such sales during the Restricted Period shall state that such sales have been executed under a trading plan pursuant to Rule 10b5-1 under the Exchange Act, and shall also state the date such trading plan was adopted or the establishment of a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act on or after the date of this prospectus, provided that no transfers occur under such plan during the Restricted Period and no public announcement or filing shall be required or voluntarily made by any person in connection therewith other than general disclosure in our periodic reports to the effect that our directors and officers may enter into such trading plans from time to time.

Goldman Sachs (Asia) L.L.C. and Jefferies LLC may, in their sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of ADSs or ordinary shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ADSs at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our ADSs in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing our ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the option to purchase additional ADSs.

“Naked” short sales are sales in excess of the option to purchase additional ADSs. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of ADSs on behalf of the underwriters for the purpose of fixing or maintaining the price of the ADSs. A syndicate covering transaction is the bid for or the purchase of ADSs on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ADSs originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of ADSs. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail, on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ADSs for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ADSs offered hereby. Any such short positions could adversely affect future trading prices of the ADSs offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to All Prospective Investors

In purchasing the ADSs, save as otherwise permitted under the HK Listing Rules or within the scope of any other waivers or consents granted or to be granted by the Hong Kong Stock Exchange, you will be deemed to have represented to and agreed as follows:

•

you and your ultimate beneficial owners are independent of, and not connected or acting in concert with, any of the directors, supervisors, chief executives or substantial shareholders of ours or any of our subsidiaries, or any of their respective associates or close associates (as such terms are defined in the HK Listing Rules);

•	you and your ultimate beneficial owners are not our affiliate or otherwise acting for our benefit;

•

you and your ultimate beneficial owners are not a director or existing shareholder holding 10% or more of the ordinary shares and ADSs (in aggregate) of our company, or an associate or a close associate (as such terms are defined in the HK Listing Rules) of any director or existing shareholder holding 10% or more of the ordinary shares and/or ADSs (in aggregate) of our company or a nominee of any of the foregoing;

•

you and your ultimate beneficial owners are not making, have not made and will not make offers or sales of the ADSs to any connected person or core connected person (as the terms are defined in the HK Listing Rules) of ours at the time of completion of this offering;

•

you and your ultimate beneficial owners are not directly or indirectly funded or backed by us, any of the directors, substantial shareholders, chief executives of ours or any of our subsidiaries or any of their respective associates or close associates (as such terms are defined in the HK Listing Rules) or any of the underwriters;

•

you and your ultimate beneficial owners are not (a) person(s) who is/are accustomed to take instructions from any of our connected persons or core connected persons (as such terms are defined in the HK Listing Rules) in relation to the acquisition, disposal, voting or any other disposition of our securities;

•

you and your ultimate beneficial owners are not a connected person or a core connected person or person who will become a connected person or a core connected person of our company immediately upon completion of this offering, the subscription for ADSs by you or any person on whose behalf you may be acting is not financed directly or indirectly by any of our connected person or core connected persons, and you or any person on whose behalf you may be acting is not taking instructions from any of our connected person or core connected persons in making this subscription for ADSs;

•	you and your ultimate beneficial owners are not (an) existing beneficial owner(s) of any of our ordinary shares and/or ADSs except as you have disclosed to us or our agent;

•	whether you acquire the ADSs on your own behalf or as a fiduciary or agent, the ADSs are acquired only for the purpose of investment;

•

you will require any person for whose accounts you are purchasing our ADSs and any person to whom you may offer or sell any of our ADSs to comply with the provisions of this section; if you are a Hong Kong purchaser, your business involves the acquisition and disposal, or the holding, of securities (whether as principal or as agent) and you fall within the category of persons described as “professional investors” under the Securities and Futures (Professional Investor) Rules;

•

you have received a copy of this prospectus supplement and have not relied on any information, representation or warranty provided or made by or on behalf of the underwriters, us, or any other party involved in this offering other than information contained in this prospectus supplement, and that none of the underwriters, their respective affiliates, and their respective officers, agents and employees will be liable for any information or omission in this prospectus supplement, and you are responsible for making your own examination of our company and your own assessment of the merits and risks of investing in the ADSs;

•

you and your ultimate beneficial owners will comply with all laws, regulations and restrictions (including the selling restrictions contained in this prospectus supplement) which may be applicable in your and your ultimate beneficial owners’ jurisdiction and you and your ultimate beneficial owners have obtained or will obtain any consent, approval or authorization required for you and your ultimate beneficial owners to subscribe for and accept delivery of our ADSs and you acknowledge and agree that none of us, our affiliates and the underwriters and their respective affiliates shall have any responsibility in this regard;

•

you and your ultimate beneficial owners will comply with all guidelines issued by, and all requirements of the Securities and Futures Commission of Hong Kong (the “SFC”), and the Hong Kong Stock Exchange in relation to subscription and placings (including but not limited to the HK Listing Rules) and provide all information as may be required by the regulatory bodies, including, without limitation, the Hong Kong Stock Exchange and the SFC, and in particular, the details set out in Appendix F1 to the HK Listing Rules. You acknowledge that failure to provide information required by the regulatory bodies may subject you to prosecution and you undertake to fully indemnify the underwriters and us for any non-compliance with the HK Listing Rules and all applicable laws;

•	you are not a connected client (as defined in Appendix F1 to the HK Listing Rules) of any of the underwriters;

•

you will on demand indemnify and keep indemnified us, our affiliates, officers, agents and employees and the underwriters and their respective affiliates, officers, agents and employees for losses or liabilities incurred by any of the foregoing arising out of or in connection with any breach of either the selling restrictions, or your agreement to subscribe for or acquire your allocated ADSs, or any other breach of your obligations hereunder;

•

you had at all material times and still have full power and authority to enter into the contract to subscribe for or purchase our ADSs for your own account or for the account of one or more persons for whom you exercise investment discretion and your agreement to do so constitutes your valid and legally binding obligation and is enforceable in accordance with its terms;

•	you will not copy or otherwise distribute this prospectus supplement to any third party; and

•

(A) we, the underwriters and others will rely upon the truth and accuracy of your acknowledgments, representations, warranties and agreements set out above, (B) if any of the representations or warranties deemed to have been made by you by virtue of your purchase of the ADSs are no longer accurate, you will promptly notify us and the underwriters, and (C) if you are acquiring any of the ADSs as a fiduciary or agent for one or more accounts, you have sole investment discretion with respect to each such account and have full power to make the foregoing acknowledgments, representations, warranties and agreements on behalf of each such account.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Bermuda

ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to Prospective Investors in the British Virgin Islands

The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on our behalf. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), “BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Notice to Prospective Investors in Canada

The ADSs may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors,” as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are “permitted clients,” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in China

This Prospectus will not be circulated or distributed in the People’s Republic of China (the “PRC”) and the ADSs will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this Prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no ADSs have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any ADSs being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

Notice to Prospective Investors in Hong Kong

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The ADSs have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Korea

The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The ADSs have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the ADSs shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to Prospective Investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been and will not be registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor;

(b)

a trust (where the trustee is not an accredited investor whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the ADSs are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in South Africa

Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) is being made in connection with the issue of the ADSs in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The ADSs are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

Section 96 (1)(a)

The offer, transfer, sale, renunciation or delivery is to:

(a)	persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(b)	persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(c)	persons or entities regulated by the Reserve Bank of South Africa;

(d)	authorised financial service providers under South African law;

(e)	financial institutions recognised as such under South African law;

(f)

a wholly owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

(g)	any combination of the person in (a) to (f); or

Section 96 (1)(b)

The total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the ADSs. The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”), and no application has or will be made to admit the shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of ADSs has not been, and will not be, authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Notice to Prospective Investors in Taiwan

The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

Notice to Prospective Investors in the United Arab Emirates

The ADSs and ordinary shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in the United Kingdom

No ADSs have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the ADSs that either (1) has been approved by the Financial Conduct Authority or (2) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that the ADSs may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the ADSs shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the ADSs in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Exchange Between Ordinary Shares Trading in Hong Kong and ADSs

Register of Members and Stamp Duty

Our principal register of members is maintained by our principal share registrar in the Cayman Islands, and our Hong Kong register of members is maintained by the Hong Kong share registrar, Computershare Hong Kong Investor Services Limited (the “Hong Kong Share Registrar”), in Hong Kong.

Under the Stamp Duty Ordinance (Cap. 117 of the Laws of Hong Kong), any person who effects any sale or purchase of Hong Kong stock, defined as stock the transfer of which is required to be registered in Hong Kong, is required to pay Hong Kong stamp duty. The stamp duty is charged to each of the seller and purchaser at the ad valorem rate of 0.1% of the consideration for, or (if greater) the value of, our shares transferred. In other words, a total of 0.2% is currently payable on a typical sale and purchase transaction of our shares. In addition, a fixed duty of HK$5.00 is charged on each instrument of transfer (if required).

To facilitate deposits of shares to and withdrawals of shares from the ADS facility, we have moved a portion of our issued shares, including all of the shares deposited in our ADS program, from our Cayman share register to our Hong Kong share register. It is unclear whether, as a matter of Hong Kong law, the trading of ADSs representing shares constitutes a sale or purchase of the underlying Hong Kong-registered shares that is subject to Hong Kong stamp duty. We advise investors to consult their own tax advisors on this matter.

Dealings and Settlement of Ordinary Shares in Hong Kong

Our ordinary shares trade on the Hong Kong Stock Exchange in board lots of 100 shares. Dealings in our ordinary shares on the Hong Kong Stock Exchange are conducted in Hong Kong dollars.

The transaction costs of dealings in our ordinary shares on the Hong Kong Stock Exchange include:

(a)	Hong Kong Stock Exchange trading fee of 0.00565% of the consideration of the transaction, charged to each of the buyer and seller;

(b)	SFC transaction levy of 0.0027% of the consideration of the transaction, charged to each of the buyer and seller;

(c)	Accounting and Financial Reporting Council transaction levy of 0.00015% of the consideration of the transaction, charged to each of the buyer and seller;

(d)	transfer deed stamp duty of HK$5.00 per transfer deed (if applicable), payable by the seller;

(e)	ad valorem stamp duty at a total rate of 0.2% of the value of the transaction, with 0.1% payable by each of the buyer and the seller;

(f)

stock settlement fee charged by the Central Clearing and Settlement System (“CCASS”) established and operated by Hong Kong Securities Clearing Company Limited (“HKSCC”), which is currently 0.002% of the gross transaction value, subject to a minimum fee of HK$2.00 and a maximum fee of HK$100.00 per side per trade;

(g)

brokerage commission, which is freely negotiable with the broker (other than brokerage commissions for certain public offering transactions in Hong Kong which are currently set at 1% of the subscription or purchase price and will be payable by the person subscribing for or purchasing the securities); and

(h)

the Hong Kong Share Registrar will charge between HK$2.50 to HK$20.00, depending on the speed of service (or such higher fee as may from time to time be permitted under the HK Listing Rules), for each transfer of shares from one registered owner to another, each share certificate canceled or issued by it and any applicable fee as stated in the share transfer forms used in Hong Kong.

Investors must settle their trades executed on the Hong Kong Stock Exchange through their brokers directly or through custodians. For an investor who has deposited his/her shares in his/her stock account or in his/her designated CCASS participant’s stock account maintained with CCASS, settlement will be effected in CCASS in accordance with the General Rules of HKSCC and HKSCC Operational Procedures in effect from time to time. For an investor who holds the physical certificates, settlement certificates and the duly executed transfer forms must be delivered to his/her broker or custodian before the settlement date.

Exchange Between Ordinary Shares Trading in Hong Kong and ADSs

In connection with the initial public offering of our shares in Hong Kong, we established a branch register of members in Hong Kong (the “Hong Kong share register”) which is maintained by our Hong Kong share registrar,

Computershare Hong Kong Investor Services Limited. Our principal register of members, or the Cayman share register, will continue to be maintained by our principal share registrar, International Corporation Services Ltd.

As described in further detail below, holders of ordinary shares will be able to exchange those shares for ADSs and vice versa.

Our ADSs

Our ADSs representing our ordinary shares are currently traded on Nasdaq. Dealings in our ADSs on Nasdaq are conducted in U.S. Dollars.

ADSs may be held either:

(a)

directly: (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs registered in the holder’s name through a brokerage or safekeeping account; or (ii) by having uncertificated ADSs registered in the holder’s name directly on the books of the depositary bank; or

(b)

indirectly, by holding a security entitlement in ADSs through a broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. The depositary for our ADSs is Citibank N.A., whose office is located at 388 Greenwich Street, New York, New York 10013, United States.

Depositing Ordinary Shares Trading in Hong Kong for Delivery of ADSs

An investor who holds the shares registered in Hong Kong and wishes to receive delivery of ADSs that trade on the Nasdaq must deposit or have his/her broker deposit the shares with the depositary’s Hong Kong custodian, Citibank, N.A. - Hong Kong in exchange for ADSs to be issued and delivered in the U.S.

A deposit of shares trading in Hong Kong in exchange for ADSs involves the following procedures:

(a)

If the shares have been deposited with CCASS, the investor or their broker/custodian must transfer the shares to the depositary’s account with the custodian within CCASS by following the CCASS procedures for transfer and submit and deliver a duly completed and signed ADS delivery form to the custodian via his/her broker.

(b)	If the shares are held outside CCASS, the investor must arrange to deposit his/her shares into CCASS for delivery to the depositary’s account with the custodian within CCASS.

(c)

Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, the depositary will register the corresponding number of ADSs in the name(s) requested by an investor and will deliver the ADSs as instructed in the ADS delivery form.

For shares deposited in CCASS, under normal circumstances, the above steps generally require two business days, provided that the investor has provided timely and complete instructions. For shares held outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS issuances. The investor will be unable to trade the ADSs until the procedures are completed.

Surrender of ADSs for delivery of Shares trading in Hong Kong

An investor who holds ADSs and wishes to receive shares that trade on the Hong Kong Stock Exchange must cancel the ADSs the investor holds and withdraw the shares from our ADS program and cause his/her broker or other financial institution to trade such shares on the Hong Kong Stock Exchange.

An investor that holds ADSs indirectly through a broker or other financial institution should follow the procedures of the broker or financial institution and instruct the broker to arrange for cancellation of the ADSs, and transfer of the underlying shares from the depositary’s account with the custodian within the CCASS system to the investor’s Hong Kong stock account.

For investors holding ADSs directly, the following steps must be taken:

(a)

To withdraw the shares from our ADS program, an investor who holds ADSs may turn in such ADSs at the office of the depositary (and the applicable ADR(s) if the ADSs are held in certificated form), and send an instruction to cancel such ADSs to the depositary. Those instructions must have a Medallion signature guarantee.

(b)

Upon payment or net of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, the depositary will instruct the custodian to deliver the shares underlying the canceled ADSs to the CCASS account designated by the investor.

(c)	If an investor prefers to receive the shares outside CCASS, he/she must so indicate in the instruction delivered to the depositary.

For the shares to be received in CCASS, under normal circumstances, the above steps generally require two business days, provided that the investor has provided timely and complete instructions. For the shares to be received outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. The investor will be unable to trade the shares on the Hong Kong Stock Exchange until the procedures are completed.

Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS cancelations. In addition, completion of the above steps and procedures for delivery of shares in a CCASS account is subject to there being a sufficient number of shares on the Hong Kong share register to facilitate a withdrawal from the ADS program directly into the CCASS system. We are not under any obligation to maintain or increase the number of shares on the Hong Kong share register to facilitate such withdrawals.

Depositary Requirements

Before the depositary delivers ADSs or permits withdrawal of the shares, the depositary may require:

(a)	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

(b)	compliance with procedures it may establish, from time to time, consistent with the deposit agreement, including completion and presentation of transfer documents.

The depositary may refuse to deliver, transfer, or register issuances, transfers and cancelations of ADSs generally when the transfer books of the depositary or of the Hong Kong share registrar are closed or at any time if the depositary or we determine it advisable to do so.

All costs attributable to the transfer of the shares to effect a withdrawal from or deposit of the shares into our ADS program will be borne by the investor requesting the transfer or deposit. In particular, holders of shares and ADSs should note that the Hong Kong share registrar will charge between HK$2.50 to HK$20.00, depending on the speed of service (or such higher fee as may from time to time be permitted under the HK Listing Rules), for each transfer of the shares from one registered owner to another, each share certificate canceled or issued by it and any applicable fee as stated in the share transfer forms used in Hong Kong. In addition, holders of the shares and ADSs must pay up to $5.00 per 100 ADSs (or portion thereof) for each issuance of ADSs and each cancelation of ADSs, as the case may be, in connection with the deposit of the shares into, or withdrawal of the shares from, the ADS facility.

TAXATION

The following is a summary of the material Cayman Islands, PRC and United States federal income tax consequences relevant to an investment in the ADSs. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof as of the date of this prospectus supplement, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of the ADSs or any underlying ordinary shares.

Cayman Islands taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or our shareholders or ADS-holders levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by us. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China taxation

We are a holding company incorporated in the Cayman Islands.

Under the Enterprise Income Tax (“EIT”) Law of the PRC (the “EIT Law”) and its implementation rules, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Taxation Administration (“STA”) issued STA Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Taxation Administration’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to STA Circular 82, all offshore enterprises controlled by a PRC enterprise or a PRC enterprise will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met:

(i)	the primary location of the day-to-day operational management is in the PRC;

(ii)	decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;

(iii)	the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and

(iv)	at least 50% of voting board members or senior executives habitually reside in China.

We believe that none of Zai Lab Limited and its subsidiaries outside of China is a PRC resident enterprise for PRC tax purposes. Zai Lab Limited is not controlled by a PRC enterprise or PRC enterprise group, and we do not believe that Zai Lab Limited meets all of the conditions above. Zai Lab Limited is a company incorporated outside China. As a holding company, some of its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. For the same reasons, we believe our other subsidiaries outside of China are also not PRC resident enterprises. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

If the PRC tax authorities determine that Zai Lab Limited is a PRC resident enterprise for EIT purposes, we may be required to withhold tax at a rate of 10% on dividends we pay to our shareholders, including holders of our ADSs, that are non-resident enterprises. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within China. Furthermore, gains derived by our non-PRC individual shareholders from the sale of our shares and ADSs may be subject to a 20% PRC withholding tax. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax (including withholding tax) on dividends received by such non-PRC individual shareholders in the event we are deemed to be a PRC resident enterprise. If any PRC tax were to apply to dividends realized by non-PRC individuals, it will generally apply at a rate of 20%. The PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether non-PRC shareholders of Zai Lab Limited would be able to claim the benefits of any tax treaty between their country of tax residence and China in the event that Zai Lab Limited is treated as a PRC resident enterprise. If our Cayman Islands holding company, Zai Lab Limited, is not deemed to be a PRC resident enterprise, holders of our ADSs and ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs.

Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in China, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a PRC enterprise to a Hong Kong enterprise is reduced to 5% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Taxation Administration on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, (“STA Circular 81”), a Hong Kong resident enterprise must meet the following conditions, among others, in order to be eligible for the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties became effective in January 2020, according to which, where non-resident enterprises judge by themselves that they meet the conditions for entitlement to reduced tax rate according to tax treaties, they may enjoy such entitlement after reporting required information to competent tax authorities provided that they shall collect and retain relevant documents for future reference and inspections. Accordingly, our subsidiary Zai Lab (Hong Kong) Limited may be eligible for the 5% tax rate for the dividends it receives from its PRC incorporated subsidiaries if they satisfy the conditions prescribed under STA Circular 81 and other relevant tax rules and regulations and complete the necessary government formalities. However, according to STA Circular 81, if the relevant tax authorities determine our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable tax rate on dividends in the future.

Material United States federal income tax considerations

The following are material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of our ADSs or underlying ordinary shares. This discussion applies only to ADSs acquired in this offering (or the underlying ordinary shares) that are held by you as capital assets for U.S. federal income tax purposes. This discussion is not a comprehensive description of all of the tax considerations that may be relevant to you in your particular circumstances. In addition, it does not describe any alternative minimum or Medicare contribution tax considerations, or tax consequences applicable to you if you are subject to special rules, such as if you are:

•	one of certain financial institutions;

•	a dealer or trader in securities that use a mark-to-market method of tax accounting;

•

a person holding ADSs or ordinary shares as part of a straddle, wash sale, conversion transaction or integrated transaction or entering into a constructive sale with respect to the ADSs or ordinary shares;

•	a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	an entity classified as a partnership for U.S. federal income tax purposes and its partners;

•	a tax exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a person that owns or is deemed to own ADSs or ordinary shares representing 10% or more of our shares by vote or value; or

•	a person holding ADSs or ordinary shares in connection with a trade or business conducted outside of the United States.

If you are classified as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. Partnerships holding ADSs or ordinary shares and their partners should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the ADSs or ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the U.S.-PRC income tax treaty ( the “Treaty”), all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect. We have not received nor do we expect to seek a ruling from the U.S. Internal Revenue Service (the “IRS”) regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Each prospective investor should consult its own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning and disposing of ADSs or ordinary shares.

For purposes of this discussion, you are a “U.S. Holder” if you are eligible for the benefits of the Treaty and are a person that is, for U.S. federal income tax purposes, a beneficial owner of ADSs or ordinary shares and:

•	a citizen or individual resident of the United States;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) it has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions.

In general, if you own ADSs you will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if you exchange ADSs for the underlying shares represented by those ADSs.

Taxation of Distributions

The following discussion is subject to the discussion under “—Passive Foreign Investment Company Rules” below.

Distributions paid on ADSs or ordinary shares, other than certain pro rata distributions of ordinary shares, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, we expect that any distributions will be reported to you as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid to certain non-corporate U.S. Holders may be taxable at a favorable rate. Dividends will be included in your income on the date of your, or in the case of ADSs, the depositary’s, receipt of the dividend. The amount of any dividend income paid in non-U.S. currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. You may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “—People’s Republic of China Taxation”, dividends paid by us may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon your circumstances, PRC taxes withheld from dividend payments (at a rate not exceeding the applicable Treaty rate) generally will be creditable against your U.S. federal income tax liability. The rules governing foreign tax credits are complex, and you should consult your tax advisers regarding the creditability of foreign taxes in your particular circumstances. In lieu of claiming a credit, you may elect to deduct PRC taxes in computing your taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale or Other Disposition of ADSs or Ordinary Shares

The following discussion is subject to the discussion under “—Passive Foreign Investment Company Rules” below.

Gain or loss realized on the sale or other taxable disposition of ADSs or ordinary shares will be capital gain or loss, and will be long-term capital gain or loss if you held the ADSs or ordinary shares for more than one year. The amount of the gain or loss will equal the difference between your tax basis in the ADSs or ordinary shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

As described in “—People’s Republic of China,” gains on the sale of ADSs or ordinary shares may be subject to PRC taxes. You are entitled to use foreign tax credits to offset only the portion of your U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. persons are generally treated as U.S.-source income, this limitation may preclude you from claiming a credit for all or a portion of any PRC taxes imposed on any such gains. However, if you are eligible for the benefits of the Treaty, you may elect to treat the gain as PRC-source and therefore claim foreign tax credits in respect of PRC taxes on such disposition gains, subject to applicable limitations. You should consult your tax advisor regarding their eligibility for the benefits of the Treaty and the creditability of any PRC tax on disposition gains in your particular circumstances.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the value of its assets (generally determined on a quarterly average basis) consists of assets that produce, or are held for the production of, passive income (the “Asset Test”). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes interest, dividends, investment gains, and rents and royalties (other than certain rents or royalties derived in the active conduct of a trade or business). For these purposes, cash is a passive asset and the value of a non-U.S. corporation’s goodwill (which may be determined by reference to the excess of the sum of its market capitalization and liabilities over its booked assets) generally should be an active asset to the extent attributable to business activities that produce non-passive income.

Our assets other than goodwill are expected to consist primarily of cash and cash equivalents for the foreseeable future. Therefore, whether we will satisfy the Asset Test for the current or any future taxable year will depend largely on the quarterly value of our goodwill (which may be determined by reference to the market price of our ADSs or ordinary shares from time to time, which has been, and may continue to be volatile given the nature of our business). If our market capitalization declines while we continue to hold a significant amount of cash (including cash raised in this offering), the risk that we will be a PFIC will increase. Furthermore, because our gross income from sales is not yet significant, we could be a PFIC for any taxable year in which our interest and other investment income constitutes 75% or more of our total gross income. In addition, a company’s PFIC status is an annual determination that can be made only after the end of each taxable year. Based on our current market capitalization and our current and expected composition of income and assets, we do not expect to be a PFIC for our current taxable year. However, for the reasons described above we cannot give any assurance as to whether we will be a PFIC for the current or any future taxable year.

If we are a PFIC for any taxable year and any of our subsidiaries or other companies in which we own equity interests is also a PFIC (any such entity, a “Lower-tier PFIC”), you will be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and generally will be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if you held your proportionate share of these shares directly, even though you will not receive the proceeds of those distributions or dispositions.

Generally, if we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, gain recognized upon a disposition (including, under certain circumstances, a pledge) of ADSs or ordinary shares will be allocated ratably over your holding period for the ADSs or ordinary shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the resulting tax liability for each relevant taxable year. Further, to the extent that distributions received by you on your ADSs or ordinary shares in a taxable year exceeds 125% of the average of the annual distributions on the ADSs or ordinary shares received during the preceding three taxable years or your holding period, whichever is shorter, these distributions will be subject to taxation in the same manner.

If we are a PFIC for any taxable year during which you own ADSs or ordinary shares, we will generally continue to be treated as a PFIC with respect to you for all succeeding years during which you own ADSs or ordinary shares, even if we cease to meet the threshold requirements for PFIC status. If we are a PFIC for any taxable year but cease to be PFIC for subsequent years, you should consult your tax adviser regarding the availability of a “deemed sale” election that would allow you to eliminate the continuing PFIC status under certain circumstances.

Alternatively, if we are a PFIC and if our ADSs or ordinary shares are “regularly traded” on a “qualified exchange,” you may be able to make a mark-to-market election that would result in tax treatment different from the general tax treatment described in the preceding paragraphs. Our ADSs or ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ADSs or ordinary shares, as the case may be, are traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq market on which the ADSs are listed is a qualified exchange for this purpose. If we are a PFIC and you make a mark-to-market election with respect to our ADSs or ordinary shares, you generally will recognize as ordinary income any excess of the fair market value of the relevant securities at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the relevant securities over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If you make the election, your tax basis in the relevant securities will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of relevant securities in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). There is no provision under the Code, Treasury regulations or administrative guidance that would permit you to make a mark-to-market election with respect to Lower-tier PFICs, if any, the shares of which are not regularly traded.

You may be subject to alternative treatment if we are a PFIC for any taxable year and we provide the information necessary to make a qualified electing fund (“QEF”) election. If we determine at our discretion that we were a PFIC for any taxable year, we intend to provide to you, following your request, the information necessary for you to make a QEF election with respect to us. In that event, we will endeavor to cause each Lower-tier PFIC that we control to provide the relevant information with respect to that Lower-tier PFIC. However, there can be no assurance that we will be able to cause any Lower-tier PFIC we do not control to provide such information. We may elect to provide the information necessary to make the QEF election on our website. You must make the QEF Election for the first taxable year that we are treated as a PFIC by attaching a separate properly completed IRS Form 8621 for each PFIC to your timely filed U.S. federal income tax return for that year. If we determine that we are a PFIC for any taxable year and you make a timely QEF Election with respect to us, your tax treatment will be different from the PFIC consequences described above. You will be taxable on a current basis on your pro rata share of our ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that we are a PFIC. If you make a QEF Election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in your income under the QEF Election will not be taxable to you. You will increase your tax basis in your ADSs or ordinary shares by an amount equal to any income included under the QEF Election and will decrease your tax basis by any amount distributed on the ADSs or ordinary shares that is not included in your income. In addition, you will recognize capital gain or loss on the disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized and your adjusted tax basis in the ADSs or ordinary shares, as determined in U.S. dollars. If you make QEF Elections with respect to us and Lower-tier PFICs, if any, you may be required to pay U.S. federal income tax with respect to your ADSs or ordinary shares for any taxable year significantly in excess of any cash distributions received on the ADSs or ordinary shares for such taxable year. You should consult your tax advisor regarding making QEF Elections in your particular circumstances.

If you own ADSs or ordinary shares during any year in which we are a PFIC, you generally will be required to file annual reports on IRS Form 8621 (or any successor form) with respect to us, generally with your federal income tax return for that year. Additionally, if we are a PFIC for the taxable year in which we paid a dividend or the prior taxable year, the reduced rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders will not apply. You should consult your tax adviser regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO YOU. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ADSs.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the ADSs, or any interest therein, by (i) employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans described in Section 4975 of the Code which are subject to Section 4975 of the Code (including individual retirement accounts (“IRAs”) and Keogh plans) or provisions under other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” within the meaning of regulations issued by the U.S. Department of Labor (the “DOL”), set forth in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “DOL Plan Asset Regulations”) of any such plan, account or arrangement (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

When considering an investment in the ADSs, or any interest therein, using the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code and any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any applicable Similar Laws. A fiduciary of a Plan should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment, including, but not limited to, the matters discussed above under “Risk Factors,” in determining whether an investment in the ADSs satisfies these requirements.

Plan fiduciaries should consider the fact that none of the Company, the underwriters or any of the Company’s or underwriter’s affiliates (the “Transaction Parties”) is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase and/or hold the ADSs, or any interest therein, in connection with the initial offer and sale pursuant to this prospectus supplement. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to such decision to purchase the ADSs, or any interest therein.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 406 of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of a Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code.

The acquisition and/or holding of the ADSs, or any interest therein, by a Covered Plan with respect to which a Transaction Party is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among these statutory exemptions are Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which exempt certain transactions (including, without limitation, a sale and purchase of securities) between a Covered Plan and a party in interest so long as (i) such party in interest is treated as such solely by reason of providing services to the Covered Plan, (ii) such party in interest is not a fiduciary which renders investment advice, or has or exercises discretionary authority or control, with respect to the plan assets involved in such transaction, or an affiliate of any such person and (iii) the Covered Plan neither receives less than nor pays more than “adequate consideration” (as defined in such Sections) in connection with such transaction. In addition, the DOL has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the ADSs, or any interest therein. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the ADSs, or any interest therein, in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plans that are “governmental plans” (as defined in Section 3(32) of ERISA), certain “church plans” (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable Similar Laws. Fiduciaries of such Plans should consult with their counsel before acquiring the ADSs, or any interest therein.

Because of the foregoing, the ADSs, or any interest therein, should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute or result in a nonexempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representations

Accordingly, by its acceptance of an ADS, or any interest therein, each purchaser and holder of an ADS, or any interest therein, and any subsequent transferee of an ADS, or any interest therein, will be deemed to have represented and warranted that either (i) such purchaser or subsequent transferee is not, and is not using the assets of, a Plan to acquire or hold the ADS, or any interest therein, or (ii) the purchase and holding of an ADS, or any interest therein, by such purchaser or transferee does not, and will not, constitute a non-exempt prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing and/or holding of the ADSs, or any interest therein, on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Law and whether an exemption would be required. Neither this discussion nor anything provided in this prospectus supplement is, or is intended to be, investment advice directed at any potential Plan purchasers, or at Plan purchasers generally, and such purchasers of the ADSs, or any interest therein, should consult and rely on their own counsel and advisers as to whether an investment in the ADSs, or any interest therein, is suitable for the Plan.

LEGAL MATTERS

We are being represented by Ropes & Gray LLP with respect to legal matters of United States federal securities and New York State law. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Travers Thorp Alberga. Certain legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters by Commerce & Finance Law Offices. Ropes & Gray LLP may rely upon Travers Thorp Alberga with respect to matters governed by Cayman Islands law and Fangda Partners with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from our Form 10-K for the years ended December 31, 2023 and December 31, 2022, the effects of the retrospective adjustments for the share subdivision to the 2021 consolidated financial statements (the “Retrospective Adjustments”), as discussed in Note 2(a) of the Form 10-K, and the effectiveness of our internal control over financial reporting as of December 31, 2023, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The office of KPMG LLP is located at 150 John F Kennedy Parkway, Short Hills, New Jersey 07078.

The consolidated financial statements for the year ended December 31, 2021 incorporated in this prospectus supplement by reference from our Form 10-K, before the effects of the Retrospective Adjustments (not separately presented therein), have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 30/F Bund Center, 222 East Yan An Road, Shanghai 200002, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a domestic issuer. We file reports, including annual reports on Form 10-K, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to domestic issuers. Documents that we file with the SEC are also available on the website maintained by the SEC (www.sec.gov). Those filings are also available to the public on, or accessible through, our website at www.zailaboratory.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein and is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of Zai Lab Limited, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring to documents. The information that we incorporate by reference is an important part of this prospectus supplement. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the Exchange Act of 1934 until we complete this offering using this prospectus supplement:

•	Our Form 10-K.

•

Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 1, 2023 (solely with respect to discussion of year-over-year changes in our financial condition and results of operations between 2022 and 2021).

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 filed with the SEC on May 8, 2024, August 6, 2024 and November 12, 2024, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on February 8, 2024, June 11, 2024, June 18, 2024, July 9, 2024 and November 13, 2024.

•

The description of our ordinary shares and ADSs contained in our Registration Statement on Form 8-A, as filed with the SEC on September 14, 2017, including any amendment and report subsequently filed for the purpose of updating that description, including the Description of Securities Registered contained in Exhibit 4.5 to the Form 10-K.

Information that we file with the SEC will automatically update and supersede the information included in this prospectus supplement or previously incorporated by reference into this prospectus supplement. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Zai Lab Limited

314 Main Street

4th Floor, Suite 100

Cambridge, MA, USA

+1 857 706 2604

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

ZAI LAB LIMITED

Ordinary Shares

in the form of ordinary shares or American depositary shares

Zai Lab Limited may use this prospectus to offer from time to time ordinary shares, directly or in the form of American depositary shares. Zai Lab Limited’s American depositary shares, or ADSs, each representing one ordinary share, are listed on NASDAQ Global Market under the symbol “ZLAB.” Zai Lab Limited’s ordinary shares are listed on The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”) under the stock code “9688.”

We will provide the specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

The ordinary shares may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of our ordinary shares, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. See “Plan of Distribution.”

The addresses and telephone numbers of our principal executive offices are set forth on page 4.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

Prospectus dated April 19, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering, including the specific amounts, prices, and terms of the offered securities. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference in this prospectus or any prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

In this prospectus, the terms “Zai Lab,” the “Company,” “we,” “us,” and “our” refer to Zai Lab Limited, a holding company, and its subsidiaries, on a consolidated basis; and references to “Zai Lab Limited” refer to Zai Lab Limited, a holding company. Zai Lab Limited is the entity in which investors hold their interest. Zai Lab Limited will be the issuer in an offering of ordinary shares. The ordinary shares, including ordinary shares in the form of ADSs, that may be offered using this prospectus are referred to collectively as the securities. Additionally, the term “Greater China” refers to mainland China, Hong Kong Special Administrative Region (“Hong Kong” or “HK”), Macau Special Administrative Region, and Taiwan, collectively.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements, including statements relating to our strategy and plans; potential of and expectations for our business, commercial products, and pipeline programs; the market for our commercial and pipeline products; capital allocation and investment strategy; clinical development programs and related clinical trials; clinical trial data, data readouts, and presentations; risks and uncertainties associated with drug development and commercialization; regulatory discussions, submissions, filings, and approvals and the timing thereof; the potential benefits, safety, and efficacy of our products and product candidates and those of our collaboration partners; the anticipated benefits and potential of investments, collaborations, and business development activities; our profitability and timeline to profitability; and our future financial and operating results. All statements, other than statements of historical fact, included in this prospectus and the documents incorporated herein by reference are forward-looking statements, and can be identified by words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these terms or similar expressions. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees or assurances of future performance. Forward-looking statements are based on our expectations and assumptions as of the date of this prospectus and are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements. We may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including but not limited to the following:

•	Our ability to successfully commercialize and generate revenue from our approved products;

•	Our ability to obtain funding for our operations and business initiatives;

•	The results of our clinical and pre-clinical development of our product candidates;

•	The content and timing of decisions made by the relevant regulatory authorities regarding regulatory approvals of our product candidates;

•	Changes in United States and China trade policies and relations, as well as relations with other countries, and/or changes in regulations and/or sanctions;

•	Actions the Chinese government may take to intervene in or influence our operations;

•	Economic, political, and social conditions in mainland China, as well as governmental policies;

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Uncertainties in the Chinese legal system, including with respect to the anti-corruption enforcement efforts in China and the Counter-Espionage Law, the Data Security Law, the Cyber Security Law, the Cybersecurity Review Measures, the Personal Information Protection Law, the Regulation on the Administration of Human Genetic Resources, the Biosecurity Law, the Measures on Security Assessment of Cross-Border Data Transfer (the “Security Assessment Measures”), and other future laws and regulations or amendments to such laws and regulations;

•

Approval, filing, or procedural requirements imposed by the China Securities Regulatory Commission or other Chinese regulatory authorities in connection with issuing securities to foreign investors under Chinese law;

•	Any violation or liability under the U.S. Foreign Corrupt Practices Act or Chinese anti-corruption laws;

•	Restrictions on currency exchange;

•	Limitations on the ability of our Chinese subsidiaries to make payments to us;

•	Chinese requirements on the ability of residents in mainland China to establish offshore special purpose companies;

•	Chinese regulations regarding acquisitions of companies based in mainland China by foreign investors;

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Any issues that our Chinese manufacturing facilities may have with operating in conformity with established Good Manufacturing Practices and international best practices, and with passing U.S. Food and Drug Administration, China National Medical Products Administration, and European Medicines Agency inspections;

•	Expiration of, or changes to, financial incentives or discretionary policies granted by local governments in mainland China;

•	Restrictions or limitations on the ability of overseas regulators to conduct investigations or collect evidence within mainland China;

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Business disruptions caused by pandemics such as COVID-19, international war or conflict such as the Russia/Ukraine and Israel/Hamas wars, natural disasters, extreme weather events, and other significant disruptions outside of our control;

•	Unfavorable tax consequences to us and our non-Chinese shareholders or ADS holders if we were to be classified as a Chinese resident enterprise for Chinese income tax purposes;

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Failure to comply with applicable Chinese, U.S., and Hong Kong regulations that could lead to government enforcement actions, fines, other legal or administrative sanctions, and/or harm to our business or reputation;

•	Review by the U.S. Committee on Foreign Investment in our investments or other delays or obstacles for closing transactions;

•	Any inability to renew our current leases on desirable terms or otherwise locate desirable alternatives for our leased properties;

•	Our ability to generate revenues from our approved commercial products;

•	Any inability of third parties on whom we rely to conduct our pre-clinical and clinical trials to successfully carry out their contractual duties or meet expected deadlines; and

•	Any inability to obtain or maintain sufficient patent protection for our products and product candidates.

For more information on these factors and other risks and uncertainties that may affect our business, see Risk Factors. These factors should not be construed as exhaustive and should be read with the other cautionary statements and information in this prospectus. Forward-looking statements are based on our management’s beliefs and assumptions and information currently available to our management. These statements, like all statements in this prospectus and the documents incorporated herein by reference, speak only as of their date. We anticipate that subsequent events and developments will cause our expectations and assumptions to change, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this prospectus.

OUR COMPANY

We are a patient-focused, innovative, commercial-stage, global biopharmaceutical company with a substantial presence in both Greater China and the United States. We are focused on discovering, developing, and commercializing products that address medical conditions with significant unmet needs in the areas of oncology, autoimmune disorders, infectious disease, and neuroscience. We intend to leverage our competencies and resources to positively impact human health in Greater China and worldwide.

Our company was founded in the Cayman Islands on March 28, 2013 as an exempted company with limited liability under the Companies Act (Revised) of the Cayman Islands. Our principal executive offices are located at 4560 Jinke Road, Bldg. 1, Fourth Floor, Pudong, Shanghai, China 201210, where our telephone number is +86 21 6163 2588, and 314 Main Street, 4th Floor, Suite 100, Cambridge, MA, USA, where our telephone number is +1 857 706 2604. The address of our registered office in the Cayman Islands is Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

For more information about us, see our most recent annual report on Form 10-K.

RISK FACTORS

Investing in the securities offered using this prospectus involves risk. Before you decide to buy our securities, you should carefully consider the risks described under the heading “Risk Factors” in our most recent annual report for the year ended December 31, 2023 on Form 10-K, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

Please see “Where You Can Find More Information” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	Political and economic stability;

•	An effective judicial system;

•	A favorable tax system;

•	The absence of exchange control or currency restrictions; and

•	The availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

•

The Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors, and shareholders, be arbitrated.

All of our commercial operations are conducted in Greater China, and substantially all of our assets are located in China. Some of our directors and executive officers are nationals or residents of jurisdictions other than the United States, and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Travers Thorp Alberga, our legal counsel as to Cayman Islands law has advised us that there is uncertainty as to whether the courts of the Cayman Islands, and there is also uncertainty as to whether the courts of China, would:

•

Recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	Entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Travers Thorp Alberga has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, a judgment in personam obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman

Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

•	Is given by a competent foreign court with jurisdiction to give the judgment;

•	Imposes a specific positive obligation on the judgment debtor (such as an obligation to pay a liquidated sum or perform a specified obligation);

•	Is final and conclusive;

•	Is not in respect of taxes, a fine, or a penalty; and

•	Was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or social public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis, and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to China by virtue only of holding our ADSs or ordinary shares.

In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands, and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by us for general corporate purposes, unless otherwise set forth in the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

We have two classes of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended: (1) our ordinary shares, par value of $0.000006 per share, and (2) our ADSs, each representing 10 of our ordinary shares.

The following description of our registered shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated memorandum and articles of association for our ordinary shares and our deposit agreement for our ADSs, each of which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read our amended and restated memorandum and articles of association, the applicable provisions of Cayman Islands laws, and the form deposit agreement for additional information.

Description of Ordinary Shares

As of April 19, 2024, our authorized share capital consists of 5,000,000,000 ordinary shares with a par value of $0.000006 per share.

Our ordinary shares are listed on The Stock Exchange of Hong Kong Limited under the stock code “9688.”

General. Our ordinary shares are issued in registered form and are issued when registered in our register of members. Certificates representing the ordinary shares are issued in registered form.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our Sixth Amended and Restated Articles of Association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act (Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof (the “Companies Act”). Holders of ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each ordinary share is entitled to one vote. Voting at any meeting of shareholders shall be decided by poll. Each holder of our ordinary shares is entitled to have one vote for each ordinary share registered in his or her name on our register of members.

A quorum required for a meeting of shareholders consists of one or more shareholders who hold at least one-tenth of all voting power of our share capital in issue at the date of the meeting present in person or by proxy and entitled to vote or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-tenth of the aggregate voting power of our company. Advance notice of at least 21 calendar days is required for the convening of our annual general meeting and at least 14 calendar days’ notice is required for any extraordinary general meeting unless such notice is waived in accordance with our Sixth Amended and Restated Articles of Association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to all issued and outstanding shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding shares at a meeting (save for certain matters, as explicitly provided for in our Sixth Amended and Restated Articles of Association (referred to as a “Super-Majority Resolution”), requiring a super-majority resolution, which requires the affirmative vote of no less than three-fourths of the votes cast attaching to the issued and outstanding shares at a meeting). A special resolution will be required for important matters such as reducing its share capital or registering by way of continuation into another jurisdiction. A Super-Majority Resolution will be required for important matters such as a change of name or making changes to our Sixth Amended and Restated Articles of Association.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

The instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	The instrument of transfer is in respect of only one class of shares;

•	The instrument of transfer is properly stamped, if required;

•	In the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

•	The shares are free from any lien in favor of the Company; and

•	A fee of such maximum sum as the Nasdaq Global Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Notwithstanding the above, transfers of shares which are listed on The Stock Exchange of Hong Kong Limited may be effected by any method of transferring or dealing in securities permitted by the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and which has been approved by the board of directors for such purpose.

The registration of transfers may, on 14 days’ notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed by a liquidator who may divide our assets for distribution among our shareholders in his discretion. The liquidator also may vest all or part of our assets in trust. None of our shareholders may be compelled to accept any shares subject to liability.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 calendar days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. The Companies Act and the Sixth Amended and Restated Articles of Association permit us to purchase our own shares. In accordance with our Sixth Amended and Restated Articles of Association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a Super-Majority Resolution (as defined in our Sixth Amended and Restated Articles of Association) passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares. Holders of our ordinary shares do not have preemptive, subscription or conversion rights. The ordinary shares are not subject to further calls or assessment by us. There are no sinking fund provisions applicable to the ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will file annual audited financial statements with the SEC. See “Incorporation of Documents by Reference.”

Issuance of Additional Shares. Our Sixth Amended and Restated Articles of Association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Sixth Amended and Restated Articles of Association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	The designation of the series;

•	The number of shares of the series;

•	The dividend rights, dividend rates, conversion rights, voting rights; and

•	The rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our Sixth Amended and Restated Articles of Association may discourage, delay, or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	Does not have to file an annual return of its shareholders with the Registrar of Companies;

•	Is not required to open its register of members for inspection;

•	Does not have to hold an annual general meeting;

•	May obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	May register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	May register as a limited duration company; and

•	May register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. acts as the depositary bank for the American Depositary Shares pursuant to the Deposit Agreement, dated as of September 20, 2017. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank has appointed a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.-Hong Kong, located at 9/F., Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong. Our ADSs are listed on the Nasdaq Global Market under the symbol “ZLAB.”

We have appointed Citibank as depositary bank pursuant to a deposit agreement. A draft copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. ADS holders may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-273257 when retrieving such draft copy.

We are providing ADS holders with a summary description of the material terms of the ADSs and of ADS holders’ material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge ADS holders to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, ten ordinary shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank, and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian, or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian, and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

An ADS holder will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents such ADSs. The deposit agreement and the ADR specify our rights and obligations as well as ADS holders’ rights and obligations as owner of ADSs and those of the depositary bank. ADS holders appoint the depositary bank to act on their behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require ADS holders to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. ADS holders are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us, or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on ADS holders’ behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

We will not treat ADS holders as our shareholders, and ADS holders will not have direct shareholder rights. The depositary bank will hold on ADS holders’ behalf the shareholder rights attached to the ordinary shares underlying the ADSs. ADS holders will be able to exercise the shareholders rights for the ordinary shares represented by the ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement, an ADS holder will, as an ADS owner, need to arrange for the cancellation of such ADSs and become a direct shareholder.

The manner in which ADS holders owns the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect the holders’ rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to the holders. An ADS holder may hold the ADSs either by means of an ADR registered in such holder’s name, through a brokerage or safekeeping account, or through an account established by the depositary bank in such holder’s name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If an ADS holder decides to hold the ADSs through such holder’s brokerage or safekeeping account, the holder must rely on the procedures of his/her broker or bank to assert his/her rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit an ADS holder’s ability to exercise such holder’s rights as an owner of ADSs. ADS holders should consult with their broker or bank if they have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes ADS holders have opted to own the ADSs directly by means of ADSs registered in such holders’ name and, as such, we will refer to ADS holders as the “holders.”

The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

Holders of ADSs generally have the right to receive the distributions we make on the securities deposited with the custodian. ADS holders’ receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to Cayman Islands laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Ordinary Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS holders hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold, and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary bank, and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). Holders may have to pay fees, expenses, taxes, and other governmental charges to subscribe for the new ADSs upon the exercise of such rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to holders if:

•	We do not timely request that the rights be distributed to holders or we request that the rights not be distributed to holders; or

•	We fail to deliver satisfactory documents to the depositary bank; or

•	It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to holders. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to holders only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable holders to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to holders, holders will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares, or rights to subscribe for additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to holders. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to holders and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to holders and will sell the property if:

•	We do not request that the property be distributed to holders or if we request that the property not be distributed to holders; or

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to holders is not reasonably practicable; or

•	The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. Holders may have to pay fees, expenses, taxes, and other governmental charges upon the redemption of the ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for the ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation, or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation, or sale of assets of the Company.

If any such change were to occur, the ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to holders, amend the deposit agreement, the ADRs, and the applicable Registration Statement(s) on Form F-6, call for the exchange of holders’ existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary bank may not lawfully distribute such property to holders, the depositary bank may sell such property and distribute the net proceeds to holders as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

Our ordinary shares have been and will be deposited with the custodian. The depositary bank may create ADSs on a holder’s behalf if such holder or such holder’s broker deposits ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person such holder indicates only after such holder pays any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Holders’ ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When a holder makes a deposit of ordinary shares, such holder will be responsible for transferring good and valid title to the depositary bank. As such, the holder will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable, and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	The holder is duly authorized to deposit the ordinary shares.

•

The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage, or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at holders’ cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination, and Split-Up of ADRs

Holders will be entitled to transfer, combine, or split up their ADRs and the ADSs evidenced thereby. For transfers of ADRs, a holder will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	Ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	Provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	Provide any transfer stamps required by the State of New York or the United States; and

•	Pay all applicable fees, charges, expenses, taxes, and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have the ADRs either combined or split up, a holder must surrender his/her ADRs in question to the depositary bank with such holder’s request to have them combined or split up, and such holder must pay all applicable fees, charges, and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

Holders will be entitled to present their ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Holders’ ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by the ADSs, holders will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. Holders assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If a holder holds ADSs registered in his/her name, the depositary bank may ask such holder to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel the ADSs. The withdrawal of the ordinary shares represented by the ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

Holders will have the right to withdraw the securities represented by the ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair holders’ right to withdraw the securities represented by the ADSs except to comply with mandatory provisions of law.

Voting Rights

Holders generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital.”

At our request, the depositary bank will distribute to holders any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions as follows:

•

In the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders who provide timely voting instructions.

•	In the event of voting by poll, the depositary bank will vote (or cause the custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders.

In the event of voting by poll, holders in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary bank to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by such holders’ ADSs; provided, that no such instructions shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary bank that we do not wish such proxy to be given; provided, further, that no such discretionary proxy shall be given (x) with respect to any matter as to which we inform the depositary that (i) there exists substantial opposition, or (ii) the rights of holders or the shareholders of our company will be materially adversely affected, and (y) in the event that the vote is on a show of hands.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure that holders will receive voting materials in time to enable them to return voting instructions to the depositary bank in a timely manner.

Fees and Charges

Holders will be required to pay the following fees under the terms of the deposit agreement:

SERVICE	FEES
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary share ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares	Up to U.S. 5¢ per ADS issued

Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-share ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held

ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank

Holders will also be responsible to pay certain charges such as:

•	Taxes (including applicable interest and penalties) and other governmental charges;

•

The registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary bank, or any nominees upon the making of deposits and withdrawals, respectively;

•	Certain cable, telex, and facsimile transmission and delivery expenses;

•	The expenses and charges incurred by the depositary bank in the conversion of foreign currency;

•

The fees and expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	The fees and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person to whom the ADSs are issued (in the case of ADS issuances) and to the person whose ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to holders. Certain of the depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of an ADS offering. Note that the fees and charges holders may be required to pay may vary over time and may be changed by us and by the depositary bank. Holders will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without holders’ consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to holders’ substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges holders are required to pay. In addition, we may not be able to provide holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

Holders will be bound by the modifications to the deposit agreement if they continue to hold their ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent holders from withdrawing the ordinary shares represented by the ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to holders at least 30 days before termination. Until termination, holders’ rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until holders request the cancellation of their ADSs) and may sell the securities held on deposit.

After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes, and expenses).

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. Holders may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up, and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to holders. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith;

•

The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement;

•

The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to holders on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices, or for our failure to give notice;

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement;

•

We and the depositary bank disclaim any liability if we or the depositary bank, or our respective controlling persons or agents, are prevented or forbidden from, or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future, of any law or regulation, or by reason of provision, present or future, of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control;

•

We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit;

•

We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information;

•

We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right, or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to holders;

•	We and the depositary bank may rely without any liability upon any written notice, request, or other document believed to be genuine and to have been signed or presented by the proper parties;

•	We and the depositary bank also disclaim liability for any consequential, indirect, or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement;

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank, and holders; and

•

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Pre-Release Transactions

The depositary bank has informed us that it no longer engages in pre-release transactions and has no intention to do so in the future.

Taxes

Holders will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split, and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on holders’ behalf. However, holders may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. Holders are required to indemnify us, the depositary bank, and the custodian for any claims with respect to taxes arising out of any refund of taxes, reduced rate of withholding, or of the tax benefit obtained for or by the holders.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practicable, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. Holder may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practicable and lawful and distribute the U.S. dollars to holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practicable.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) is governed by the laws of the Cayman Islands.

By holding an ADS or an interest therein, ADS holders irrevocably agree that any legal suit, action, or proceeding against or involving us or the Depositary, arising out of or based upon the deposit agreement, ADSs, or ADRs, may only be instituted in a state or federal court in New York, New York, and ADS holders irrevocably waive any objection to the laying of venue and irrevocably submit to the exclusive jurisdiction of such courts with respect to any such suit, action or proceeding.

AS PARTIES TO THE DEPOSIT AGREEMENT, ADS HOLDERS IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AGAINST THE COMPANY AND/OR THE DEPOSITARY ARISING OUT OF, OR RELATING TO, THE DEPOSIT AGREEMENT, ANY ADR AND ANY TRANSACTIONS CONTEMPLATED THEREIN (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR OTHERWISE).

TAXATION

Tax considerations relating to the ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	Through or to underwriters;

•	Through or to dealers;

•	Through agents;

•	Directly to purchasers; or

•	Through a combination of these methods.

The prospectus supplement relating to any offering will identify or describe:

•	Any underwriter, dealers, or agents;

•	Their compensation;

•	The net proceeds to us;

•	The purchase price of the securities;

•	The initial public offering price of the securities;

•	Any discounts or concessions allowed or reallowed; and

•	Confirm any exchange on which the securities will be listed, if any.

Underwriters

If we use underwriters in the sale, we will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowing of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). We may also sell ordinary shares short using this prospectus and deliver ordinary shares covered by this prospectus to close out such short positions, or loan or pledge ordinary shares to financial institutions that in turn may sell the ordinary shares using this prospectus. We may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of its obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

If the prospectus supplement so indicates, we may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may over-allot in connection with the offering, and may bid for, and purchase, the securities in the open market.

Dealers

If we use dealers in the sale, unless otherwise indicated in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we will pay to that agent. Unless indicated otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

Unless otherwise indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	Commercial and savings banks;

•	Insurance companies;

•	Pension funds;

•	Investment companies;

•	Educational and charitable institutions; an

•	Other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	The validity of the arrangements; or

•	The performance by us or the institutional investor.

Indemnification

Agreements that we have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL MATTERS

We are being represented by Sidley Austin LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of ordinary shares offered in any offering made pursuant to this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Travers Thorp Alberga.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K filed with the SEC on February 27, 2024 (the “2023 Annual Report”) for the years ended December 31, 2023 and December 31, 2022, the effects of the retrospective adjustments for the share subdivision to the 2021 consolidated financial statements (the “Retrospective Adjustments”), as discussed in Note 2(a) of the 2023 Annual Report, and the effectiveness of our internal control over financial reporting as of December 31, 2023, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The office of KPMG LLP is located at 150 John F Kennedy Parkway, Short Hills, New Jersey 07078.

The consolidated financial statements for the year ended December 31, 2021 incorporated in this prospectus by reference from our 2023 Annual Report, before the effects of the Retrospective Adjustments (not separately presented herein), have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 30/F Bund Center, 222 East Yan An Road, Shanghai 200002, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.zailaboratory.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. Whenever a reference is made in this prospectus to a contract or other document of Zai Lab Limited, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.

Our ADSs are listed on the Nasdaq Global Market. Our ordinary shares are listed on the Hong Kong Stock Exchange. You can consult reports and other information about Zai Lab Limited that it files from time to time with the U.S. Securities and Exchange Commission and the Hong Kong Stock Exchange pursuant to the rules thereof.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring to documents. The information that we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, until we complete the offerings using this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 27, 2024;

•

Portions of our Definitive Proxy Statement on Schedule 14A, filed on April 28, 2023, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2022;

•	Our Current Report on Form 8-K filed with the SEC on February 8, 2024;

•

With respect to each offering of securities under this prospectus, all our future reports on Form 10-K, Form 10-Q, any report on Form 8-K, any other document filed in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that so indicates it is being incorporated by reference, in each case, that we file with the SEC (other than any information deemed to have been “furnished” and not “filed” in accordance with SEC rules, including information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K), on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Information that we file with the SEC will automatically update and supersede the information included in this prospectus or previously incorporated by reference into this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.

You may request a copy of these filings by writing or telephoning us at the following address:

Zai Lab Limited

314 Main Street

4th Floor, Suite 100

Cambridge, MA, USA

+1 857 706 2604

You should rely only on the information that we incorporate by reference or provide in this prospectus or the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

$200,000,000

Zai Lab Limited

American Depositary Shares

PROSPECTUS SUPPLEMENT

Goldman Sachs (Asia) L.L.C.

Jefferies

Leerink Partners

November 13, 2024